Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 15th day of November, 2021 by and between Applied Genetic Technologies Corporation, a Delaware corporation, including its successors and assigns, (“Employer” or the “Company”), and Abraham Scaria (“Executive”).

NOW, THEREFORE, in consideration of the promises and the respective undertakings of Employer and Executive set forth below, Employer and Executive hereby agree as follows:

1. Employment. Employer hereby employs Executive, and Executive hereby accepts such employment and agrees to perform services for Employer, for the period and on the other terms and subject to the conditions set forth in this Agreement. Executive shall commence employment with the Company on a date mutually agreed to in writing by the parties (the “Start Date”).

2. Employment at Will. Executive is employed “at-will” which means that Executive’s employment is not for any defined term and may be terminated by either Executive or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions herein.

3. Position and Duties.

3.1 Service with Employer. Employer hereby employs Executive in an executive capacity with the title of Chief Scientific Officer and Executive hereby accepts such employment and undertakes and agrees to serve in such capacity. Executive shall have such powers, perform such duties and fulfill such responsibilities as are typically associated with such position in other similarly situated companies. Executive shall report directly to the Company’s President and Chief Executive Officer.

3.2 Performance of Duties. Executive agrees to: (i) devote substantially all of Executive’s business time, attention and efforts to the business and affairs of Employer while employed; and (ii) adhere to all Employer’s written employment policies and procedures as shall be in force from time to time.

3.3 Outside Activities. During the Term, Executive shall not: (i) except as set forth below, accept other employment; (ii) except as set forth below, render or perform services for compensation to any Person (as hereinafter defined) other than Employer; (iii) serve as an officer or on the board of directors (or similar governing body) of any entity other than Employer, whether or not for compensation; or (iv) engage in any other business, enterprise or activity that will require any effort on the part of Executive that, in the sole discretion of Employer, could reasonably be expected to materially detract from the ability of Executive to perform Executive’s duties to Employer pursuant to this Agreement; provided, however, Executive may engage in the activities set forth in Schedule A hereto or described in clause (iii) or (iv) above if prior to engaging in such activity, Executive has disclosed such activity to the Board and received written approval to engage in such activity from the Board. Executive may engage in personal investments without disclosure to or written approval from the Board provided Executive is not required or expected to serve as a board member, advisor or consultant and Executive shall, at any time, own beneficially less than 2% of the outstanding securities of any issuer and such personal investment shall not otherwise interfere with Executive’s performance of duties hereunder and/or the provisions of Executive’s written agreements with Employer.

3.4 Executive Representations. Executive represents that Executive is not subject to any restrictive covenant, confidentiality agreement, or any other agreement that would prevent Executive from accepting employment with Employer, and based on the information provided to Employer by Executive, Employer accepts such representation.

4. Compensation.

4.1 Base Salary. Employer shall pay to Executive an annualized base salary of three hundred ninety thousand dollars ($390,000) for all services to be rendered by Executive under this Agreement (the “Base Salary”), which Base Salary shall be paid in accordance with Employer’s normal payroll schedule, procedures and policies (which schedule, procedures and policies may be modified from time to time) and subject to applicable deductions as required by law. Employer shall review Executive’s salary on an annual basis and may, in its discretion, consider and declare from time to time increases in the Base Salary that it pays Executive. Any and all increases in Executive’s salary pursuant to this section shall cause the level of Base Salary to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Salary as provided in this section shall become the level of Base Salary for the remainder of the term of this Agreement unless there is a further increase in Base Salary as provided herein. Notwithstanding the foregoing, the Base Salary of Executive may be decreased provided it is done so in proportion to decreases in Base Salary of the entire executive team of the Company.

4.2 Sign-on Bonus. Employer shall pay to Executive a sign-on bonus in the total gross amount of fifty thousand dollars ($50,000) (the “Sign-on Bonus”). The Sign-on Bonus shall be paid in two installments, with fifty percent (50%) paid upon first payroll date after the Start Date and fifty percent (50%) paid on the first anniversary of the Start Date. If Executive terminates his employment with Employer without Good Reason (as defined below) or if Employer terminates Executive’s employment for Cause (as defined below) (i) at any time on or before the first anniversary of the Start Date, Executive will be obligated to repay to Employer one hundred percent (100%) of the Sign-on Bonus, or (ii) between the first anniversary and the second anniversary of the Start Date, Executive will be obligated to repay to Employer fifty percent (50%) of the Sign-on Bonus.

4.3 Annual Bonus. Executive will be eligible to participate in Employer’s annual cash incentive compensation plan on substantially the same terms as other executive officers. Company-wide and individual performance objectives (“MBOs”) will be established by the Compensation Committee and Executive’s annual bonus is targeted at forty percent (40%) of Executive’s base salary. Target incentives do not constitute a promise of payment and Executive’s actual bonus, if any, will depend in part on Employer’s performance and the Compensation Committee’s discretion in assessing Executive’s individual performance in relation to his or her MBOs and the overall performance and status of the Company. To qualify for the incentive bonus, Executive must remain employed with the Company through the date that the incentive bonus is paid in accordance with Employer’s normal practice.

4.4 Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs offered to other senior executives from time to time (to the extent that Executive meets the requirements for each such plan or program), including participation in any health insurance plan, disability insurance plan, dental plan, eye care plan, 401(k) plan, life insurance plan, or other similar plans (all such benefits, the “Benefit Plans”). Some or all of the benefits may be provided by Employer’s leasing agent Insperity (or its successor(s) or assign(s).

4.5 Expenses. Employer shall reimburse Executive for all ordinary and necessary business expenses reasonably incurred by him in the performance of Executive’s duties under this Agreement, subject to the presentment and approval of appropriate itemized expense statements, receipts, vouchers or other supporting documentation in accordance with Employer’s normal policies for expense verification in effect from time to time.

4.6 Paid Time Off. Executive shall be entitled to paid time off pursuant to Employer’s standard paid time off policies in the same manner as the Company’s other Senior Executives. Unused paid time off may be carried over from year to year, but in no case may more than 45 days (360 hours) of unused paid time off be accrued.

4.7 Stock Options. Subject to compensation committee approval, Employer will grant Executive a stock option to purchase two hundred twenty thousand (220,000) shares of Employer common stock on the Start Date at a purchase price equal to the closing price of Employer’s common stock on the Start date (the “Option”). The Option will be subject to the provisions of Employer’s 2013 Equity and Incentive Plan and the Stock Option Award Agreement to be entered into by Executive and Employer following the grant, which in relevant part will require that such Option (i) vests 25% on the first anniversary of the Start Date and 1/48 on each month anniversary thereafter until fully vested on the fourth anniversary of the Start Date; (ii) expires ten (10) years from the grant date; and (iii) may be exercised (as to the vested portion) for ninety (90) days following the termination of Executive’s employment.

4.8 Total Compensation. Executive shall not receive any other compensation or benefits other than as provided in Sections 4.1 through 4.7 hereof.

5. Payments Upon Termination.

5.1 Voluntary Resignation without Good Reason. Executive may terminate Executive’s employment by providing Employer with thirty (30) days’ advance written notice. If Executive terminates Executive’s employment (other than for Good Reason (either prior to or within twelve (12) months following a Change in Control) or by reason of Disability, each as defined below) (i) Employer shall pay to Executive the Accrued Obligations (as defined below), (ii) Executive’s participation in the Benefit Plans shall terminate as of the Termination Date, and (iii) Employer shall have no other obligations to Executive under this Agreement, other than those provided in this Section 5.1.

(a) For purposes of this Agreement, “Accrued Obligations” means: (i) Executive’s earned and unpaid Base Salary through the Termination Date; (ii) reimbursement for any reimbursable business expenses incurred by Executive through the Termination Date in accordance with Section 4.5, which shall be paid no later than sixty (60) days following Executive’s Termination Date; and (iii) Executive’s accrued but unused paid time off as of the Termination Date. The amounts payable pursuant to clauses (i) and (iii) hereof shall be paid in accordance with applicable law or as agreed upon in writing by Executive and the Company.

(b) For purposes of this Agreement, “Termination Date” means: the effective date of Executive’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.2 Termination by Employer For Cause. If Executive is terminated for Cause: (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive’s participation in the Benefit Plans shall terminate as of the Termination Date, and (iii) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.2. For purposes of this Agreement, “Cause” means: (a) Executive’s failure to substantially perform Executive’s duties with the Company (if Executive has not cured such failure to substantially perform, if curable, within thirty (30) days after Executive’s receipt of written notice thereof from the Board that specifies the conduct constituting Cause under this clause (a)); (b) Executive’s willful misconduct, or gross negligence in the performance of Executive’s duties hereunder; (c) the conviction of Executive for, or the entering by Executive of a guilty plea or plea of no contest with respect to, any crime that constitutes a felony or involves fraud, dishonesty or moral turpitude; (d) Executive’s commission of an act of fraud, embezzlement or misappropriation against the Company; (e) Executive’s material breach of the fiduciary duty owed by Executive to the Company; (f) Executive’s engaging in any improper conduct that has or is likely to have an adverse economic or reputational impact on the Company; or (g) Executive’s material breach of this Agreement.

5.3 Termination by Employer Without Cause or by Executive for Good Reason. If Executive’s employment is terminated (a) by Employer without Cause (other than upon Disability or death) or (b) by Executive for Good Reason either prior to a Change in Control or within twelve (12) months following a Change in Control: (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive shall be entitled to receive the Severance Benefits (as defined below in Section 5.5 and subject to the conditions described therein and in Section 5.6), and (iii) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.3. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events (without Executive’s consent):

(a) a material adverse change in Executive’s functions, duties, or responsibilities with the Company which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope;

(b) a relocation of Executive’s principal workplace to a location more than 50 miles from the location of such workplace immediately prior to the Change in Control without Executive’s express written consent;

(c) a material diminution in Executive’s compensation or benefits without the express written consent of Executive, other than an across-the-board reduction in compensation levels that applies to all senior executives generally; or

(d) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Executive shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence thereof, (b) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Executive terminates employment within thirty (30) days after expiration of such cure period.

5.4 Termination by Employer due to Executive’s Death or Disability. If Executive’s employment is terminated by reason of death or Disability (as defined below): (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive’s participation in the Benefit Plans shall terminate as of the Termination Date (except to the extent Executive is eligible for continued disability benefits under the applicable Employer plan), and (iii) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.4. For purposes of this Agreement, “Disability” means Executive being determined to be totally disabled by the Social Security Administration or Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

5.5 Severance Benefits. “Severance Benefits” means:

(a) The payment to Executive of the Severance Amount in a lump sum immediately following the Termination Date.

(b) For this purpose, “Severance Amount” means:

(i) In the event that Executive’s employment is terminated without Cause or by the Executive for Good Reason, in each case, within twelve (12) months following a Change in Control, an amount equal to the sum of (A) the product of 1.0 multiplied by Executive’s annual Base Salary plus (B), the product of 1.0 multiplied by the Executive’s target bonus in effect immediately prior to the Date of Termination.

(ii) In the event that Executive’s employment is terminated without Cause (other than within twelve (12) months of a Change in Control), an amount equal to the sum of (A) the product of 0.75 multiplied by Executive’s annual Base Salary plus (B), the product of the Executive’s target bonus in effect immediately prior to the Date of Termination multiplied by a fraction equal to the quotient of the number of days during such year on which the Executive was employed by the Company, divided by 365.

(c) The continuation of Executive’s participation in the Company’s medical, dental, and vision benefit plans at the same premium cost to Executive as charged to Executive immediately prior to the Termination Date for a period of (i) in the event that the Executive’s employment is terminated without Cause or by the Executive for Good Reason, in each case, within twelve (12)months following a Change in Control, twelve (12) months immediately following the Termination Date or (ii) in the event that the Executive’s employment is terminated without Cause (other than within twelve (12)months of a Change in Control) nine (9) months immediately following the Termination Date (in each case, the “Continuation Period”), or if earlier, until Executive obtains other employment which provides the same type of benefit; provided, however, that (i) it is understood and agreed that such continued medical, dental and vision benefits may at the election of the Company be provided by Executive electing the continuation of such coverage pursuant to COBRA with the Company reimbursing Executive for COBRA premiums to the extent required so that Executive’s premium cost for the coverage in effect for Executive prior to the Termination Date is substantially the same as immediately prior to the Termination Date, and (ii) if the Company determines, in its reasonable judgment, that providing medical, dental, and/or vision benefits in accordance with the preceding provisions of this Section 5.5(c) would result in a violation of applicable law, the imposition of any penalties under applicable law, or adverse tax consequences for participants covered by the Company’s medical, dental, and/or vision plans, the Company may terminate such coverage (or reimbursement) with respect to Executive and instead pay to Executive taxable cash payments at the same time and in the same amounts as the Company would have paid as premiums (or as COBRA premium reimbursements) to provide such coverage.

(d) Acceleration of vesting as follows:

(i) In the event that Executive’s employment is terminated by Employer without Cause or by Executive for Good Reason, in each case, within twelve (12) months following a Change in Control: each stock option, restricted stock unit, restricted stock award or other stock-based compensatory award granted by the Company to Executive that is outstanding as of the Termination Date and is not fully vested as of the date of the Termination Date (each an “Award”), shall become fully vested as of the date Executive provides the Company with the Irrevocable Release provided for in this Section 5.5 within the period prescribed therein.

(ii) In the case of any Award the vesting of which is contingent in whole or in part upon the attainment of any Company or market performance condition that has not yet been satisfied, such condition shall be deemed to have been satisfied as of the date of termination at the level that would result in vesting of 100% of the number of shares stated as the target award.

(e) For purposes of this Agreement, “Change of Control” means, and shall be deemed to have occurred, if:

(i) any Person, excluding (i) employee benefit plans of the Company or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which Rules shall apply for purposes of this clause (a) whether or not the Company is subject to the Exchange Act), directly or indirectly, of Company securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (“Voting Power”);

(ii) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(iii) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or the consummation of the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or

(iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Board.

5.6 Required Delivery of Irrevocable Release; Compliance with Section 6 Obligations. Notwithstanding the provisions of Section 5.5, as a condition to entitlement to the Severance Benefits, Executive must provide to the Company an Irrevocable Release and Noncompete Affirmation not later than the sixtieth day after the Date of Termination; provided however that if the sixty day period begins in one calendar year and ends in a subsequent calendar year, any payment to be made or benefit to be provided upon receipt of the Irrevocable Release and Noncompete Affirmation shall not be made or provided until the subsequent year. In the event Executive fails to provide an Irrevocable Release and Noncompete Affirmation to the Company within such sixty day period, the Company will immediately cease to pay or provide any further Severance Benefits, no accelerated vesting of stock options or other awards pursuant to Section 5.5(d) shall occur, and Executive shall be obligated to immediately repay to the Company all previously paid or provided Severance Benefits. “Irrevocable Release and Noncompete Affirmation” means a confidential separation agreement, release of claims and affirmation of noncompete, in form and substance substantially similar to the attached Exhibit A that has been executed by Executive, delivered to the Company, and become irrevocable by Executive. In addition, in the event that Executive breaches the obligations under Section 6 of this Agreement at any time during the Continuation Period, Executive will cease to be entitled to any further Severance Benefits.

6. Promises and Covenants Regarding Confidential Information and Goodwill; Inventions and Assignment; Restrictive Covenants.

6.1 Confidential Information and Goodwill. In consideration of Executive’s promises and covenants contained in this Agreement, including Executive’s promise and covenant not to disclose Confidential Information, Employer will provide Executive with Confidential Information. In further consideration of Executive’s promises and covenants contained in this Agreement, including Executive’s promise and covenant to utilize the Goodwill exclusively for the benefit of Employer, Employer will allow Executive to receive Confidential Information concerning the Company’s customers, labs, vendors and employees and, to the extent required to fulfill Executive’s duties, the Company will permit Executive to represent the Company on its behalf with such persons. To the extent that Executive’s duties involve sales or customer relations, the Company will permit Executive to utilize the Goodwill in Executive’s sales efforts and will provide sales support to Executive similar to that which it provides to its sales representatives.

6.2 Duties. While employed by Company, Executive shall perform the duties required of Executive hereunder and shall devote Executive’s best efforts and exclusive business time, energy and skill to performing such duties; not make any disparaging remarks regarding Company to any person with whom Company has business relations, including any employee or vendor of Company; use the Goodwill solely for the benefit of Company; and not interfere in such Goodwill, either during or following Executive’s employment with Company.

6.3 Delivery of Company Property. Executive recognizes that all documents, magnetic media and other tangible items which contain Confidential Information are the property of Company exclusively. Upon request by Company or termination of Executive’s employment with Company, Executive shall promptly return to Company all Confidential Information and Company Property within Executive’s possession and control, and shall refrain from taking any Confidential Information or Company Property or allowing any Confidential Information or Company Property to be taken from Company; and immediately return to Company all information pertaining to Company or Company Property in Executive’s possession.

6.4 Promise and Covenant Not to Disclose. The parties acknowledge that Company is the sole and exclusive owner of Confidential Information, and that Company has legitimate business interests in protecting Confidential Information. The parties further acknowledge that Company has invested, and continues to invest, considerable amounts of time and money in obtaining, developing, and preserving the confidentiality of Confidential Information and that, by reason of the trust relationship arising between Executive and Company, Executive owes Company a fiduciary duty to preserve and protect Confidential Information from all unauthorized disclosure and unauthorized use. Executive shall not, directly or indirectly, disclose Confidential Information to any third party (except to Executive’s attorneys, the Company’s personnel, other persons designated in writing by the Company, or except as otherwise provided by law) or use Confidential Information for any purpose other than for the direct benefit of Company while in Company’s employ and thereafter.

6.5 Inventions and Assignment. Executive agrees that he will promptly disclose to the Company any and all Company Inventions and that Executive hereby irrevocably assigns to the Company all ownership rights in and to any and all Company Inventions. During Executive’s employment or at any time thereafter, upon request of the Company, Executive will sign, execute and deliver any and all documents or instruments, including, without limitation, patent applications, declarations, invention assignments and copyright assignments, and will take any other action which the Company shall deem necessary to perfect in the Company trademark, copyright or patent rights with respect to Inventions, or to otherwise protect the Company’s trade secrets and proprietary interests. The term “Inventions” means discoveries; developments; trade secrets; processes; formulas; data; lists; software programs; graphics; artwork; logos, and all other works of authorship, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States. The term “Company Inventions” means all Inventions that (a) relate to the business or proposed business of the Company or any of its predecessors or that are discovered, developed, created, conceived, reduced to practice, made, learned or written by Executive, either alone or jointly with others, in the course of Executive’s employment; (b) utilize, incorporate or otherwise relate to Confidential Information; or (c) are discovered, developed, created, conceived, reduced to practice, made, or written by him using property or equipment of the Company or any of its predecessors. Executive agrees to promptly and fully communicate in writing to the Company (to such department or officer of the Company and in accordance with such procedures as the Company may direct from time to time) any and all Company Inventions. Executive acknowledges and agrees that any work of authorship by Executive or others comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, Executive hereby irrevocably assigns any ownership rights Executive may have in and to such work to the Company. This Agreement does not apply to any Inventions Executive made before Executive’s employment with the Company. To clearly establish Executive’s rights, Executive has listed on Exhibit B any Inventions, whether or not patentable or copyrightable and whether or not reduced to practice, made by him prior to Executive’s employment with the Company that are owned by Executive (“Prior Inventions”), together with the approximate dates of their creation. If no such list is attached, Executive represents that there are no Prior Inventions.

6.6 Other Promises and Covenants. In consideration for the benefits specifically provided for in this Section 6.6 and that may otherwise be provided pursuant to this Agreement, including but not limited to the benefits payable pursuant to Section 5.5, Executive hereby promises and covenants as follows.

(a) In consideration of payment to Executive of $500.00, less applicable withholdings, Executive agrees that during Executive’s employment with Company and, unless this Section 6.6(a) is waived by the Company in writing, for a period of one year following termination of employment for any reason other than the Company’s termination of Executive’s employment without Cause (the “Non-Competition Period”), Executive shall not either directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities (except on behalf of Company):

(i) (whether as principal, agent, partner or otherwise) engage in, own, manage, operate, control, finance, invest in, participate in, or otherwise carry on, or be employed by, associated with, or in any manner connected with, lend such Executive’s name to, lend Executive’s credit to, or render services or advice to a Competing Business anywhere in the Geographic Area; or

(ii) provide or develop any products, technology or services that are the same or Substantially Similar to the products, technology and services provided or developed by the Company or any of its Affiliates.

(b) Unless Section 6.6(a) is waived by the Company in writing, as mutually-agreed upon consideration for the post-employment restriction described herein, the Company will pay Executive $10,000.00 within one month of Executive’s date of termination. Notwithstanding the foregoing, in the event that Executive has breached his or her fiduciary duty to the Company or has unlawfully taken, physically or electronically, property belong to the Company, then the Non-Competition Period shall be extended for an additional period of one year.

(c) During Executive’s employment with Company and for a period of two years following termination of employment for any reason (the “Non-Solicitation Period”), Executive shall not either directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities:

(i) induce or attempt to induce any customer, agent, supplier, licensee, or business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or any of its Affiliates; or

(ii) on behalf of a Competing Business, solicit or attempt to solicit the business or patronage of any Person who is a customer or agent of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person; or

(iii) solicit, encourage, or take any other action which is intended to induce any employee, independent contractor or agent of the Company or any of its Affiliates to terminate such person’s employment or other business relationship with the Company or such Affiliate;

(iv) in any way interfere in any manner with the employment or other business relationship between the Company and/or any of its Affiliates, on the one hand, and any employee, independent contractor or agent of the Company or such Affiliate, on the other hand; or

(v) employ, or otherwise engage as an employee, independent contractor or otherwise, any individual who was an employee, independent contractor, agent or was otherwise affiliated with the Company or any of its Affiliates from the period beginning one year prior to the date on which Executive became employed and continuing through the expiration of the Non-Solicitation Period.

provided, however, that nothing set forth in this Section 6 shall prohibit Executive from owning, as a passive investment, not in excess of five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the Nasdaq Stock Market.

6.7 Definitions. For purposes hereof:

(a) “Affiliate” means, with respect to any Entity, any Entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with, such Entity.

(b) “Agreement” means this Employment Agreement.

(c) “Company Business” means (i) any business related to providing services related to, manufacturing, selling or distributing gene therapy products using adeno-associated virus technology for the treatment of inherited and acquired diseases or conducting research or development with regard thereto; and (ii) any other business that the Company is actively engaged in researching, developing or marketing at the time of the termination of Executive’s employment, provided that this clause (ii) shall only apply if Executive is involved with the research, development, or marketing of that other business.

(d) “Company Property” means all physical materials, documents, information, keys, computer software and hardware, including laptop computers and mobile or handheld scheduling computers, manuals, data bases, product samples, tapes, magnetic media, technical notes and any other equipment or items which Company provides for or to Executive or which otherwise belongs to the Company, and those documents and items which Executive may develop or help develop while in Company’s employ, whether or not developed during regular working hours or on Company’s premises. The term “Company Property” shall include the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials.

(e) “Competing Business” means any other Entity engaged in the Company Business, other than the Company and its Affiliates.

(f) “Confidential Information” means the trade secrets and other information of Company, including but not limited to (i) the customer lists, customer contact information, customer purchase information, pricing information, strategic and marketing plans, compilations of customer information, names of employees, contracts with third parties, training, financial and marketing books, sales projections, internal employer databases, reports, manuals and information including information related to Company, its Affiliates or its customers, including those documents and items which any employee may develop or help develop while in the employ of the Company or any of its Affiliates, whether or not developed during regular working hours or on the premises of the Company or such Affiliate; (ii) the identity, skills, personnel file information, performance appraisals and compensation of job applicants, employees, contractors, and consultants; (iii) specialized training; (iv) source code, scripts, user screens, reports or any other information pertaining to the internal information technology or network of the Company and/or its Affiliates; and (v) information related to inventions owned by the Company or any of its Affiliates or licensed from third parties; and unless the context requires otherwise, the term “Confidential Information” includes the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials. The term “Confidential Information” does not include (1) information that was or becomes generally available publicly other than through disclosure by Executive, or (2) is required to be disclosed to any governmental agency or self-regulatory body or is otherwise required to be disclosed by law. Unless the context requires otherwise, the term “Confidential Information” shall include the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials.

(g) “Entity” means and includes any person, partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity or enterprise.

(h) “Geographic Area” means those states in which the Company or any of its subsidiaries conducts business or in which its products are being sold or marketed at the time of the termination of Executive’s employment.

(i) “Goodwill” means the value of the relationships between the Company and its agents, customers, vendors, labs, and employees.

(j) “Substantially Similar” means substantially similar in function or capability or otherwise competitive to the products or services being developed, manufactured or sold by the Company during and/or at the end of Executive’s employment, or are marketed to substantially the same type of user or customer as that to which the products and services of the Company are marketed or proposed to be marketed.

6.8 Acknowledgements Regarding Other Promises and Covenants. With regard to the promises and covenants set forth herein, Executive acknowledges and agrees that:

(a) the restrictions are ancillary to an otherwise enforceable agreement including the provisions of this Agreement regarding the disclosure, ownership and use of the Confidential Information and Goodwill of Company;

(b) the limitations as to time, geographical area, and scope of activity to be restricted are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other legitimate business interests of Company;

(c) the performance by Executive, and the enforcement by Company, of such promises and covenants will cause no undue hardship on Executive;

(d) the time periods covered by the promises and covenants will not include any period(s) of violation of, or any period(s) of time required for litigation brought by Company to enforce any such promise or covenant, it being understood that the extension of time provided in this paragraph may not exceed two (2) years.

6.9 Duty to Give Notice of Agreement. During employment by Company and the period of any post-employment obligation applicable hereunder, Executive shall provide written notice to any prospective employer of Executive’s obligations under this Agreement, and shall provide a true copy hereof to such prospective employer at the outset of any communications about employment.

6.10 Independent Elements. The parties acknowledge that the promises and covenants contained in Section 6 above are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not employ Executive. Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company’s enforcement of the promises and covenants in Section 6. An alleged or actual breach of the Agreement by Company will not be a defense to enforcement of any such promise or covenant, or other obligations of Executive to Company. The promises and covenants in Section 6 will remain in full force and effect whether Executive is terminated by Company or voluntarily resigns.

6.11 Remedies for Breach of Agreement. Executive acknowledges that Executive’s breach of any promise or covenant contained in Section 6 will result in irreparable injury to Company and that Company’s remedies at law for such a breach will be inadequate. Accordingly, Executive agrees and consents that Company, in addition to all other remedies available at law and in equity, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Executive of any such promise or covenant, and Executive waives the requirement of the posting of any bond in connection with such injunctive relief. Executive further acknowledges and agrees that the promises and covenants contained in Section 6 are enforceable, reasonable, and valid.

7. Miscellaneous.

7.1 Governing Law; Arbitration

(a) This Agreement is made under and shall be governed by and construed in accordance with the laws of Florida, without regard to its conflicts of law principles.

(b) With respect to claims by the Company against Executive related to Executive’s threatened or actual breach of Section 6 of this Agreement, each Party hereby irrevocably agrees that all actions or proceedings concerning such disputes may be brought by the Company in (a) the United States District Court for the Northern District of Florida; or (b) in any court of the State of Florida sitting in Alachua County, provided that the United States District Court lacks subject matter jurisdiction over such action or proceeding. Executive consents to jurisdiction of and venue in the courts in the State of Florida set forth in this Section, and hereby waives to the maximum extent permitted by applicable law any objection which Executive may have based on improper venue or forum non conveniens.

(c) Except to the extent provided for in subsection (b) above, the Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive’s employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Gainesville, Florida (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, including the Expedited Procedures. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

7.2 Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement of the parties relating to the employment of Executive by Employer and the ancillary matters discussed herein and supersedes all prior agreements, negotiations and understandings with respect to such matters, including, without limitation, any term sheet between the parties hereto with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

7.3 Withholding Taxes. Employer may withhold from any compensation and Benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.4 Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Benefits or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section 7.4 shall be made by tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in Executive’s Total Benefits pursuant to this Section 7.4, Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Severance Amount (in reverse order of payment), (iii) any portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) other Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards. “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.

7.5 Compliance With Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and shall be interpreted and administered accordingly. If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the Severance Benefits under Section 5 hereof, (a) Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code, and (b) the effective date of any termination or resignation of employment (or any similar term) shall be the effective date of Executive’s separation from service. Reimbursement of any expenses provided for in this Agreement shall be made in accordance with the Company’s policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred) and in no event shall (i) the amount of expenses eligible for reimbursement hereunder during a taxable year affect the expenses eligible for reimbursement in any other taxable year or (ii) the right to reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to the provisions of this section shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service (or, if earlier, upon Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. To the extent permitted by Section 409A, each payment hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

7.6 Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by both Executive and Employer.

7.7 Severability; Reformation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable Law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby. If any provision of this Agreement is found invalid, illegal or unenforceable because it is too broad in scope, too lengthy in duration or violates any Law or regulation, it shall be reformed by limiting its scope, limiting its duration or construing it to avoid such violation (as the case may be) while giving the greatest effect to the intent of the parties as is legally permissible.

7.8 No Waiver. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom such waiver is sought to be enforced, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

7.9 Assignment; No Third Party Beneficiary. This Agreement is a personal service contract, and shall not be assignable by Executive. This Agreement shall be assignable by Employer to any successor to the business of Employer, without the written consent of Executive; provided, however, that the assignee or transferee is the successor to all or substantially all of the business assets of Employer and such assignee or transferee expressly assumes all the obligations, duties, and liabilities of Employer set forth in this Agreement. Any purported assignment of this Agreement in violation of this Section 7.9 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.

7.10 Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart. A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes. Such party shall subsequently deliver to the other party an original, executed copy of this Agreement; provided, however, that a failure of such party to deliver an original, executed copy shall not invalidate Executive’s or its signature.

7.11 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed as follows:

If to the Company, to:	AGTC
14193 NW 119th Terrace
Alachua, FL 32615
Attention: Director of Human Resources
Attention: General Counsel

If to Executive, to:	Abraham Scaria
61 Flanagan Drive,
Framingham, MA 01701

or to such other address as either the Company or Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

7.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.13 Cumulative Remedies. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies any party hereto may otherwise have.

7.14 Expenses Relating to this Agreement. Each party shall pay its or Executive’s own expenses incident to the negotiation, preparation and execution of this Agreement.

7.15 Acknowledgement. Executive acknowledges that Executive has been advised to and has been given the opportunity to consult with legal counsel for the purposes of reviewing this Agreement, including the non-competition and non-solicitation covenants contained herein. Executive further acknowledges that he or she has been given 10 business days to consider the terms of this Agreement. If Executive executes this Agreement prior to the end of the 10 business day period, he or she agrees and acknowledges that such execution was a knowing and voluntary waiver of his or her right to consider this Agreement for the full 10 business day period.

IN WITNESS WHEREOF, Executive and Employer have executed this Employment Agreement as of the date set forth in the first paragraph.

APPLIED GENETIC TECHNOLOGIES
CORPORATION

By:	/s/ Susan B. Washer
Name: Susan B. Washer
Title: President and CEO

Date: November 15, 2021

EXECUTIVE

/s/ Abraham Scaria
Name: Abraham Scaria

Date: November 13, 2021

Exhibit A

GENERAL RELEASE AND WAIVER OF ALL CLAIMS

(INCLUDING OLDER WORKER BENEFITS PROTECTION ACT CLAIMS AND AFFIRMATION OF NONCOMPETE)

For good and valuable consideration, including without limitation the compensation and benefits set forth in the Employment Agreement dated November , 2021 (the “Agreement”) between the undersigned and Applied Genetic Technologies Corporation (the “Company”), to which this General Release and Waiver of All Claims is attached, the terms of which Agreement shall survive this General Release and Waiver of Claims, the undersigned, on behalf of and for himself or herself and his or her heirs, administrators, executors, representatives, estates, attorneys, insurers, successors and assigns (hereafter referred to separately and collectively as the “Releasor”), hereby voluntarily releases and forever discharges the Company, and its subsidiaries (direct and indirect), affiliates, related companies, divisions, predecessor and successor companies, and each of its and their present, former, and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers and assigns (collectively as “Releasees”), jointly and individually, from any and all actions, causes of action, claims, suits, charges, complaints, contracts, covenants, agreements, promises, debts, accounts, damages, losses, sums of money, obligations, demands, and judgments all of any kind whatsoever, known or unknown, at law or in equity, in tort, contract, by statute, or on any other basis, for contractual, compensatory, punitive or other damages, expenses (including attorney’s fees and cost), reimbursements, or costs of any kind, which the undersigned employee ever had, now has, or may have, from the beginning of the world to the date of this Release, known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to any and all claims arising out of or in any way related to the undersigned’s engagement by the Company (including the hiring or termination of that engagement), or any related matters including, but not limited to claims, if any arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefits Protection Act; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Immigration Reform and Control Act of 1986; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act (ERISA), as amended; the Florida Civil Rights Act, FLA. STAT. Sections 760.01—760.11; FLA STAT. Sections 448.01 et seq.; Mass. Gen. L. c. 151B, section 1 et seq.; Mass. Gen. L. c. 149, section 1 et seq.; Mass. Gen. L. c. 151, section 1A et seq.; and federal, state or local common law, laws, statutes, ordinances or regulations. Notwithstanding the foregoing, nothing contained in this General Release and Waiver of Claims shall be construed to bar any claim by the undersigned to enforce the terms of the Agreement.

Releasor represents and acknowledges the following:

(a)	that Releasor understands the various claims Releasor could have asserted under federal or state law, including but not limited to the Age Discrimination in Employment Act and other similar laws;

(b)	that Releasor has read this General Release carefully and understands all of its provisions;

(c)

that Releasor understands that Releasor has the right to and is advised to consult an attorney concerning this General Release and in particular the waiver of rights Releasor might have under the laws described herein and that to the extent, if any, that Releasor desired, Releasor availed himself or herself of this right;

(d)

that Releasor has been provided at least forty-five (45) days to consider whether to sign this General Release and that to the extent Releasor has signed this General Release before the expiration of such forty-five (45) day period Releasor has done so knowingly and willingly;

(e)	that Releasor enters into this General Release and waives any claims knowingly and willingly; and

that this General Release shall become effective seven (7) business days after it is signed. Releasor may revoke this General Release within seven (7) business days after it is signed by delivering a written notice of rescission to Scott Koenig, Chair of AGTC, c/o Macrogenics, Inc., 1500 East Gude Drive, Rockville, MD 20850. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) business day period and sent by certified mail, return receipt requested, to the referenced address.

A. Executive acknowledges that Executive remains bound by Executive’s obligations set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6(a), 6.6(c), 6.7, 6.8, 6.9, 6.10 and 6.11 of the Agreement. Executive confirms that for a period of one year following the termination of Executive’s employment with the Company, Executive shall not either directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities (except on behalf of Company):

(i)

(whether as principal, agent, partner or otherwise) engage in, own, manage, operate, control, finance, invest in, participate in, or otherwise carry on, or be employed by, associated with, or in any manner connected with, lend such Executive’s name to, lend Executive’s credit to, or render services or advice to a Competing Business anywhere in the Geographic Area; or

(ii)

provide or develop any products, technology or services that are the same or Substantially Similar to the products, technology and services provided or developed by the Company or any of its Affiliates.

The capitalized terms herein have the meanings set forth in section 6.7 of the Agreement.

Executive agrees that Executive will not disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers and each of their successors and assigns. Nothing herein is intended to or shall prevent Executive from providing limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

Signed and sealed this ____ day of _____________, 20__.

Signed: __________________________

Name (print): Abraham Scaria

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